Exhibit 99.1

For Immediate Release

Educate, Inc. Announces 2004 Financial Results Exceeding

Consensus Estimates

BALTIMORE, February 17, 2005 /PRNewswire-FirstCall/ — Educate, Inc (NASDAQ: EEEE), a leading pre-K-12 education services company delivering tutoring and high quality supplemental education services to families and schools, today reported financial results for the periods ended December 31, 2004.

Educate, Inc. commenced operations on June 30, 2003 upon the acquisition of the pre-K-12 business units of Laureate Education, Inc. The pro forma consolidated statement of income for the twelve months ended December 31, 2003 includes the results of operations of the predecessor business for the six months ended June 30, 2003 combined with the operations of Educate, Inc. for the six months ended December 31, 2003, adjusted to give effect to the acquisition as if it occurred as of January 1, 2003.

Financial highlights compared to the respective periods in 2003 included:

Highlights For The Year Ended December 31, 2004:

•	Revenues increased 24% to $300.3 million.

•	Operating income, as adjusted increased 28% to $39.9 million. (Operating income, including non-cash stock compensation was $31.3 million.)

•	Operating margins, as adjusted increased from 12.8% to 13.3%.

•	Completion of the initial public offering and a new credit facility significantly improved the capital structure.

•	EPS from continuing operations, as adjusted were $0.49, an increase of 69%. (Reported earnings per share from continuing operations including non-cash stock compensation and refinancing costs were $0.23.) See Tables 1 and 2 for a reconciliation of EPS, operating income and operating margins, each as adjusted.

Highlights For The Quarter Ended December 31, 2004:

•	Revenues increased 13% to $68.5 million.

•	Operating income declined to $4.6 million, as planned costs were incurred to fund future growth.

•	EPS from continuing operations, as adjusted were $0.06, an increase of 20% over the prior year. (Reported earnings per share from continuing operations including refinancing costs were $0.04.)

“Strong financial performance in 2004 gives Educate very good momentum as we enter 2005. The combination of strong enrollment growth in our No Child Left Behind tutoring business and early positive returns on our 2005 consumer media campaign set the stage for a positive 2005,” stated Chris Hoehn-Saric, Educate, Inc. Chairman and Chief Executive Officer. “In 2005, we are focusing our consumer business on more convenient services including our roll-out of Sylvan Online and working with our franchisees opening additional centers in existing territories. Our school business will continue to focus on expanding its portfolio of services to schools. Overall, we have a multi-year plan that balances a focus on 2005’s operating results while investing in new initiatives that will bear fruit in 2006 and beyond.”

Financial Overview:

Full Year Results

Full year revenue was $300.3 million, an increase of 24% over the prior year, including 17% organic revenue growth. Revenue increases were driven by growth of the Sylvan Learning Center network; significant expansion in Catapult Learning’s NCLB service offerings, particularly in the first six months of the year; and acquisitions of franchise territories. Operating income, as adjusted, was $39.9 million, an increase of 28% over the prior year. Management believes this non-GAAP financial measure allows for a better comparison of operating income for the 2004 and 2003 periods because the 2003 periods had no similar expenses. Operating income, as reported of $31.3 million reflects the impact of $8.6 million of non-cash stock compensation expenses. See Table 1 for a reconciliation of income from continuing operations, as reported to operating income, as adjusted.

Growth in revenues of 24% and operating profit, as adjusted of 28% was driven by the investment of free cash flows generated by the business into the acquisition of franchise territories, the growth of the internally developed NCLB programs and expansion of the Learning Center network. For the full year 2004, franchise same territory royalties increased by 3%. Additionally, Sylvan Learning Center expanded its network in total by 32 territories in 2004 and 25 territories were acquired from franchisees.

Quarterly Results

Revenue for the fourth quarter was $68.5 million, an increase of 13% over the fourth quarter of 2003, including organic revenue growth of 10%. Revenue increases occurred in all business units.

Franchise same territory royalties in Sylvan Learning Center declined 1% in the seasonally low royalty fourth quarter compared to the prior year. This decline was a result of the continuing impact of higher than expected advertising cost inflation experienced earlier in the year and limited on-air advertising in the fourth quarter. The Company, together with franchisees, has committed to increase national advertising spending by 18% during the peak advertising periods of the first and second quarters of 2005 in order to address advertising cost increases.

During the fourth quarter Catapult Learning focused on renewal of district agreements and targeting of schools qualifying for NCLB funding. Traditional programs were delivered during the fourth quarter. Marketing expenses and start-up costs related to students qualifying for No Child Left Behind were incurred in the fourth quarter, while service will be delivered and revenue recognized primarily during the first six months of 2005.

Consolidated operating income declined during the fourth quarter due to the effects of start-up costs related to the growing NCLB program and the additional funds invested in the integration of recently acquired company-owned learning centers.

Non-operating expenses for the three-month and full year periods included the reduction in interest expense related to the improved capital structure of the Company as well as the impact of deferred financing costs written-off in association with the extinguished credit facility and foreign currency exchange gains related to returning capital from Europe. The Company’s effective income tax rate from continuing operations of 48% for 2004 exceeded the expected effective income tax rate from continuing operations of 38% due to the permanent valuation differences between the book and tax amounts of non-cash stock compensation.

Subsequent to year end, Educate acquired the Hooked On Phonics business in a transaction that closed February 8, 2005. This acquisition provides an additional platform for expanding service offerings to an earlier age group in a fun, affordable program. Hooked On Phonics programs are currently provided in over 600 daycare facilities and programs are being developed for delivery through the Sylvan Learning network of territories.

First Quarter and Full-Year 2005 Outlook:

Management’s current expectations for the first quarter and fiscal year 2005 are as follows:

•	The Company anticipates total revenues to be between $94 and $98 million for the first quarter of 2005 and between $350 and $365 million for fiscal year 2005.

•	Operating income is expected to be between $12.5 and $13.5 million for the first quarter of 2005 and between $47 and $49 million for fiscal year 2005.

•	The Company anticipates diluted earnings per share to be between $0.16 and $0.17 for the first quarter of 2005 and between $0.58 and $0.60 for fiscal year 2005.

Sylvan Learning Center

•	Total revenues are expected to be between $53 and $55 million for the first quarter of 2005 and between $225 and $235 million for fiscal year 2005.

•	Revenue growth is expected to come from the addition of: 35-45 new territories; the acquisition of approximately 25-30 territories from franchisees and system-wide same territory growth of 5% to 7% in 2005. Same territory growth is expected to come from a combination of the effects of same center growth, additional centers in existing territories and new service offerings such as Hooked On Phonics services and Sylvan Online.

•	Increased integration of our Online business into the core Sylvan Learning Center program offerings should result in the simplification of our business operations and maximization of the service opportunities for this unique technology. Beginning in 2005 the Online business will be reported in the Sylvan Learning Center business unit.

•	The Sylvan Learning Center business unit will also oversee the integration of Hooked On Phonics into the Educate portfolio.

•	Operating margins for the first quarter of 2005 are expected to be between 18% and 19% and full year margins are expected to be between 23% and 24%. These margins anticipate the impact of integrating the Online business and Hooked On Phonics into Sylvan Learning Center and the effect of acquiring additional company-owned territories from franchisees. Since the operating income from the acquired territories is similar to the royalty income from franchisees in the year of acquisition, the full year effect on combined Sylvan Learning Center margins is a decline in margin percentage of approximately 1% for every 15 territories acquired. Future growth opportunities justify the investment in advertising and staffing of these territories in the year of acquisition.

Catapult Learning

•	Total revenues are expected to be between $41 and $43 million for the first quarter of 2005 and between $125 and $130 million for fiscal year 2005.

•	Revenue growth is expected to come primarily through expansion of NCLB services, while revenues from the traditional business (including special needs services) will remain fairly stable with high levels of contract retention. NCLB service revenues are expected to be in the range of $35 to $38 million for full year 2005

•	Operating margins are expected to be between 17% and 18% in the first quarter of 2005 and between 8% and 9% for fiscal year 2005.

Corporate Services

•	General and administrative expenses are expected to be approximately $4.5 million in the first quarter of 2005 and between $17 and $18 million for fiscal year 2005.

•	Net interest expense is expected to be approximately $1.7 million for the first quarter of 2005 and between $6 and $7 million for fiscal year 2005.

•	Effective income tax rates are expected to be approximately 38%, although cash tax rates are expected to be less than 20% as a result of goodwill amortization deductions reported in income tax returns.

•	Share count is expected to be in the 44 million to 44.5 million share range at the end of 2005.

Educate management will host a conference call to review these results at 10:00 AM (EST) today, February 17, 2005. Interested parties may listen to the webcast by accessing www.educate-inc.com and clicking on Investor Relations on the Internet or by dialing 1-800-289-0528 (International 1-913-981-5522) access code 750076. The call will also be available through replay on the Educate website.

About Educate, Inc.

Educate, Inc. (NASDAQ: EEEE) is a leading pre-K-12 education services company delivering supplemental education services to students and their families. It operates Sylvan Learning Centers, North America’s largest and most trusted network or tutoring centers, providing supplemental, remedial and enrichment instruction; and Catapult Learning, a leading provider of educational services to public and non-public schools, including supplemental education services called for by the No Child Left Behind Act. More information on Educate, Inc. can be found at www.educate-inc.com.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the development and expansion of the Sylvan Learning Center franchise system; changes in the relationships among Sylvan Learning Center and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services by institutional customers and consumers; changes in customer relationships; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Kevin Shaffer

Educate, Inc.

410/843-6848

Educate Inc. & Subsidiaries

Consolidated Detailed Statements of Income

Three and Twelve Months Ended December 31, 2004

	Three Months Ended December 31,				Twelve Months Ended December 31,
						Proforma
	2004	2003	$ Variance	% Variance	2004	2003 (1)	$ Variance	% Variance
Revenues
Franchise Services	$9,290	$9,025	$265	3%	$44,134	$40,587	$3,547	9%
Company-Owned Centers	22,507	20,064	2,443	12%	107,149	98,735	8,414	9%
European	7,135	5,716	1,419	25%	27,502	22,328	5,174	23%

Total Learning Center	38,932	34,805	4,127	12%	178,785	161,650	17,135	11%

School Services	18,964	19,843	(879)	-4%	72,156	69,963	2,193	3%
Special Needs	4,418	3,171	1,247	39%	19,249	3,171	16,078	507%
NCLB	5,699	2,423	3,276	135%	27,571	5,709	21,862	383%

Total Institutional Services	29,081	25,437	3,644	14%	118,976	78,843	40,133	51%

Online Learning Services	457	389	68	17%	2,516	1,834	682	37%

Total Revenues	68,470	60,631	7,839	13%	300,277	242,327	57,950	24%

Expenses
Learning Centers	30,211	25,602	4,609	18%	128,938	116,453	12,485	11%
Institutional Services	27,951	23,471	4,480	19%	109,402	72,500	36,902	51%
Online Learning Services	1,619	1,412	207	15%	7,043	7,849	(806)	-10%

Total Segment Operating Costs	59,781	50,485	9,296	18%	245,383	196,802	48,581	25%

Corporate expenses	3,989	3,639	350	10%	14,707	14,396	311	2%
Non-cash stock compensation expense	136	—	136	N/A	8,847	—	8,847	N/A

Operating Income	4,564	6,507	(1,943)	-30%	31,340	31,129	211	1%

Non-Operating Items
Interest expense, net	(1,449)	(3,571)	2,122	-59%	(9,281)	(13,220)	3,939	-30%
Foreign exchange gains	798	—	798	N/A	994	—	994	N/A
Other financing costs	(303)	—	(303)	N/A	(5,420)	—	(5,420)	N/A

Total Non-Operating	(954)	(3,571)	2,617	-73%	(13,707)	(13,220)	(487)	4%

Income Before Income Taxes	3,610	2,936	674	23%	17,633	17,909	(276)	-2%
Income Tax Expense	(1,706)	(1,185)	(521)	44%	(8,466)	(7,181)	(1,285)	18%

Income from Continuing Operations	1,904	1,751	153	9%	9,167	10,728	(1,561)	-15%
Loss from discontinued operations, net of tax	—	(296)	296	-100%	(2,838)	(3,826)	988	-26%
Gain from disposal of discontinued operations, net of tax	—	—	—	N/A	83	—	83	N/A

Net Income	$1,904	$1,455	$449	31%	$6,412	$6,902	$(490)	-7%

Weighted Average Shares Diluted (2)	43,996	36,800	7,196	20%	39,847	36,800	3,047	8%

Diluted Earnings Per Share (2)	$0.04	$0.04	$0.00	0%	$0.16	$0.19	$(0.03)	-16%
Diluted Earnings Per Share From continuing Operations (2)	$0.04	$0.05	$(0.01)	-20%	$0.23	$0.29	$(0.06)	-21%
Diluted Earning Per Share From continuing operations, as adjusted (2),(3)	$0.06	$0.05	$0.01	20%	$0.49	$0.29	$0.20	69%

Segment Operating Margin
Learning Center	22%	26%	-4%		28%	28%	0%
Institutional Services	4%	8%	-4%		8%	8%	0%
Online Learning Services	-254%	-263%	9%		-180%	-328%	148%

(1)	Educate, Inc commenced operations on June 30, 2003 upon the acquisition of the pre-K-12 business units of Laureate Education, Inc. The pro forma consolidated statement of income for the twelve months ended December 31, 2003 includes the results of operations of the predecessor business for the six months ended June 30, 2003 combined with the operations of Educate, Inc. for the six months ended December 31, 2003, adjusted to give effect to the acquisition as if it occurred as of January 1, 2003. The pro forma adjustments are more fully described in the company’s prospectus dated September 22, 2004 as filed with the Securities and Exchange Commission. This pro forma statement of income does not purport to represent what our results of operations would actually have been had the acquisition in fact occurred on such date or to project our results of operations for any future period.
(2)	All share and per share amounts have been adjusted to give retroactive effect to a 1.00 for 1.25 reverse stock split effected on September 20, 2004.
(3)	Diluted earnings per share from continuing operations, as adjusted exclude the net of tax effect of non-cash stock compensation expense and other financing costs for the three and twelve month periods ended December 31, 2004. As a result of excluding non-cash stock compensation expense, the company’s effective tax rate for pro forma results is 38%. Management believes this non-GAAP financial measure allows for a better comparison of earnings per share (EPS) for the 2004 and 2003 periods because the 2003 periods had no non-cash stock compensation expense or refinancing costs. See table 2 for reconciliation of income from continuing operations, as reported to income from continuing operations, as adjusted and the diluted per share amounts

	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004
Business Metrics
Franchise centers operating information:
Same territory royalty growth (4)	-1%	3%
Same center royalty growth (5)	-2%	2%

Company-owned centers operating information:
Same territory revenue growth (4)	1%	2%
Same center revenue growth (5)	1%	1%
Same territory cash receipt growth (6)	-4%	3%
Same center cash receipt growth (7)	-5%	3%

	December 31, 2004	December 31, 2003
Number of Territories
Franchise	738	732
Company-owned	111	85

Total	849	817

	December 31, 2004	December 31, 2003
Number of Sylvan Learning Centers
Franchise	896	862
Company-owned	163	135

Total	1,059	997

	December 31, 2004	December 31, 2003
Balance Sheet Data:
Cash and cash equivalents	$14,592	$20,226
Working capital	7,250	7,623
Total assets	377,899	362,195
Total long term debt(including current portion)	122,513	167,865

(4)	“Same Territory” amounts, for both company-owned and franchised territories, include the results of territories for the identical months for each period presented in the comparison, commencing with the 13th full month the territory has been operating as either a company-owned or franchised territory, as the case may be. Same territory growth is presented as the aggregate growth for franchise or company-owned territory, as the case may be, during the period. A territory reflects the geographically specified area where an operator controls rights to provision of services under the Sylvan franchise agreement.
(5)	“Same Center” amounts, for both company-owned and franchised centers, include the results of centers for the identical months for each period presented in the comparison, commencing with the 13th full month the center has been operating as either a company-owned or franchised center, as the case may be. Same center growth is presented as the aggregate growth for franchise or company-owned centers, as the case may be, during the period.
(6)	Company-owned territories are contractually obligated to pay an 8% royalty to one of our subsidiaries. This revenue is eliminated in consolidation. “Same territory cash receipt growth” of North American company-owned territories represents the change in the amount of cash receipts reported by company-owned same territories in one period as compared with the comparable period in the prior year. The use of this metric enables a more meaningful comparison of same company-owned territory growth to same franchised territory royalty growth. The difference between same territory revenue growth and same territory cash receipt growth is a change in deferred revenues and the impact of acquisitions of franchised Sylvan Learning Centers.
(7)	Company-owned centers are contractually obligated to pay an 8% royalty to one of our subsidiaries. This revenue is eliminated in consolidation. “Same center cash receipt growth” of North American company-owned centers represents the change in the amount of cash receipts reported by company-owned same centers in one period as compared with the comparable period in the prior year. The use of this metric enables a more meaningful comparison of same company-owned center growth to same franchised center royalty growth. The difference between same center revenue growth and same center cash receipt growth is a change in deferred revenues and the impact of acquisitions of franchised Sylvan Learning Centers.

Table 1

	Three Months Ended December 31,				Twelve Months Ended December 31,
						Proforma
	2004	2003	$ Variance	% Variance	2004	2003 (1)	$ Variance	% Variance
Income from Continuing Operations, as reported	$1,904	$1,751	$153	9%	$9,167	$10,728	$(1,561)	-15%
Add: Income tax expense	1,706	1,185	521	44%	8,466	7,181	1,285	18%
Add: total non-operating expense	954	3,571	(2,617)	-73%	13,707	13,220	487	4%

Operating income, as reported	4,564	6,507	(1,943)	-30%	31,340	31,129	211	1%
Add: Non-cash stock compensation expense(special)(8)	—	—	—	N/A	8,550	—	8,550	N/A

Operating income, as adjusted	$4,564	$6,507	$(1,943)	-30%	$39,890	$31,129	$8,761	28%

Table 2

	Three Months Ended December 31,				Twelve Months Ended December 31,
						Proforma
	2004	2003	$ Variance	% Variance	2004	2003 (1)	$ Variance	% Variance
Income from continuing operations, as reported	$1,904	$1,751	$153	9%	$9,167	$10,728	$(1,561)	-15%
Add: Other financing costs	303	—	303	N/A	5,420	—	5,420	N/A
Add: Non-cash stock compensation expense(special)(8)	—	—	—	N/A	8,550	—	8,550	N/A
Tax impact of items added back above and adjustment to 38% effective tax rate on income from continuing operations.	219	—	219	N/A	(3,543)	—	(3,543)	N/A

Income from continuing operations, as adjusted	$2,426	$1,751	$675	39%	$19,594	$10,728	$8,866	83%

Weighted Average Shares Diluted (2)	43,996	36,800	7,196	20%	39,847	36,800	3,047	8%

Diluted Earnings per share from continuing operations, as adjusted	$0.06	$0.05	$0.01	20%	$0.49	$0.29	$0.20	69%

(8)	The non-cash stock compensation expense added back includes the charges associated with stock compensation granted in 2004 that vested immediately. Excluded from the add back are stock compensation expenses that are recognized over a specified vesting period.

Consolidated Summarized Statements of Income

	Three Months Ended December 31,				Twelve Months Ended December 31,
						Proforma
	2004	2003	$ Variance	% Variance	2004	2003 (1)	$ Variance	% Variance
Revenues
Company-Owned Centers	$28,325	$24,744	$3,581	14%	$129,908	$117,179	$12,729	11%
Franchise Services	10,607	10,061	546	5%	48,877	44,471	4,406	10%

Total Learning Center	38,932	34,805	4,127	12%	178,785	161,650	17,135	11%

Total Institutional Services	29,081	25,437	3,644	14%	118,976	78,843	40,133	51%

Online Learning Services	457	389	68	17%	2,516	1,834	682	37%

Total Revenues	68,470	60,631	7,839	13%	300,277	242,327	57,950	24%

Expenses
Instructional and franchise operations costs	52,866	44,291	8,575	19%	214,859	172,134	42,725	25%
Marketing and Advertising	5,474	4,707	767	16%	24,621	19,528	5,093	26%
Depreciation and amortization	1,907	1,916	(9)	0%	7,577	6,845	732	11%
General and Administrative expenses	3,523	3,210	313	10%	13,033	12,691	342	3%
Non-cash stock compensation expense	136	—	136	N/A	8,847	—	8,847	N/A

Total costs and expenses	63,906	54,124	9,782	18%	268,937	211,198	57,739	27%

Operating Income	4,564	6,507	(1,943)	-30%	31,340	31,129	211	1%

Total Non-Operating	(954)	(3,571)	2,617	-73%	(13,707)	(13,220)	(487)	4%

Income Before Income Taxes	3,610	2,936	674	23%	17,633	17,909	(276)	-2%
Income Tax Expense	(1,706)	(1,185)	(521)	44%	(8,466)	(7,181)	(1,285)	18%

Income from Continuing Operations	1,904	1,751	153	9%	9,167	10,728	(1,561)	-15%

Loss from discontinued operations, net of tax	—	(296)	296	-100%	(2,838)	(3,826)	988	-26%
Gain from disposal of discontinued operations, net of tax	—	—	—	N/A	83	—	83	N/A

Net Income	$1,904	$1,455	$449	31%	$6,412	$6,902	$(490)	-7%